EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
or
Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY ANNOUNCES INCREASED EARNINGS
 FOR ITS 195th YEAR OF OPERATION IN 2010

York, Pennsylvania, March 7, 2011:  The York Water Company’s (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company’s fourth quarter and 2010 earnings.

President Hines reported that operating revenues for the fourth quarter of 2010 increased $445,000 over the fourth quarter of 2009.  Net income for the fourth quarter of 2010 increased $65,000 compared to the 2009 fourth quarter, and earnings per share for the fourth quarter of 2010 were $0.01 higher than the fourth quarter of 2009.  Higher operating revenues resulting from growth in the customer base and an increase in rates were partially offset by increased interest expense, non-operating expenses and higher income taxes.

On November 22, 2010, the Board of Directors increased the quarterly dividend by 2.3 percent to $0.131 per share, bringing the total dividends declared in 2010 to $0.515 per share.  2010 marked the 14th consecutive year of dividend increases and the 195th consecutive year of paying dividends. The York Water Company is believed to have the longest consecutive dividend record of any public corporation in America.

President Hines also reported that operating revenues for 2010 increased $1,962,000 and that net income increased $1,417,000 compared to 2009.  Earnings per share were $0.71, a $0.07 increase over 2009. The main factor contributing to the increase in net income was higher water revenue resulting from growth in the customer base, increased usage due to favorable weather patterns, the distribution surcharge, and a rate increase effective November 4, 2010.  Reduced operating expenses, the result of cost containment efforts, allowed most of the revenue increase to result in net income.  Earnings will be reinvested into the Company to replace, improve and expand the Company’s infrastructure and for future acquisitions.

During the year, the Company invested $10.5 million in construction projects.  In addition to routine distribution system expansion and improvements, the Company continued to upgrade its water treatment facilities, installed backup generators at various booster stations and replaced aging infrastructure. During 2010, the Company replaced or relined over 37,000 feet of pipe to improve its distribution system, reduce ongoing expenses, and improve customer service. President Hines reported that York Water plans to invest approximately $12.8 million in 2011 and $13.4 million in 2012 for expansion and improvements to its infrastructure to ensure a safe, adequate, and reliable water supply for the Company’s growing customer base.

	Period Ended December 31
	In 000's (except share and per share)
	Quarter		Twelve Months
	2010	2009	2010	2009
Operating Revenues	$9,754	$9,309	$39,005	$37,043
Net Income	$2,076	$2,011	$ 8,929	$ 7,512
Average Number of Common Shares Outstanding	12,672	12,530	12,627	11,695
Basic Earnings Per Common Share	$ 0.17	$ 0.16	$ 0.71	$ 0.64
Dividends Paid Per Common Share	$0.131	$0.128	$ 0.515	$ 0.506

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.